UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 28, 2008
Dolan Media Company
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33603	43-2004527

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

706 Second Avenue South, Suite 1200,
Minneapolis, Minnesota		55402

(Address of Principal Executive Offices)		(Zip Code)
(612) 317-9420
(Registrant’s telephone number, including area code)
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Equity Purchase Agreement-NDEx Acquisition
     On July 28, 2008, we, along with our majority-owned subsidiary, American Processing Company, LLC (“APC”), signed an equity purchase agreement to acquire all of the outstanding equity interests (the “Equity Interests”) in National Default Exchange Management, Inc., National Default Exchange Holdings, L.P., THP/NDEx AIV, Corp., and THP/NDEx AIV, LP (all of such entities referred to collectively as “NDEx”). NDEx provides mortgage default processing services, primarily for the law firm, Barrett Daffin Frappier Turner & Engel, L.L.P. (the “Barrett Law Firm”), in Texas. NDEx also provides these services in California and Georgia and operates a real estate title company.
     The sellers of the Equity Interests are THP/NDEx AIV Holdings, LP, Trinity Hunt Partners III, L.P., NDEx SBS Investment I, LP, Michael C. Barrett, Jacqueline M. Barrett, Mary A. Daffin, Robert F. Frappier, Abbe L. Patton and Barry Tiedt (all of whom are collectively referred to as “Sellers”).
     Under the terms of the purchase agreement, we will pay to the Sellers $167.5 million in cash, with $151.0 million payable at closing, $15.0 million placed into escrow to secure payment of indemnification claims, and $1.5 million held back for working capital adjustments. We may be obligated to pay up to an additional $13.0 million in the future based upon the adjusted EBITDA for NDEx during the first twelve months following the closing of the acquisition. If the adjusted EBITDA for NDEx equals or exceeds $28.0 million during such twelve-month period, we will pay the Sellers the maximum $13.0 million earnout payment.
     At closing, APC will also issue to the Sellers, or their designees, an aggregate 6.07% interest in APC (the “APC Interests”). As of July 28, 2008, the APC Interests had an agreed upon fair market value of approximately $11.6 million. The APC Interests, when issued, will include put rights and other terms consistent with the existing minority interests in APC owned by APC Investments, LLC (an affiliate of Trott & Trott P.C.) and Feiwell and Hannoy Professional Corporation. As a result of this acquisition, we expect our interest in APC will be diluted from 88.9% to 84.7% of the total outstanding interests in APC.
     In addition, we will also issue to the Sellers, or their designees, 825,528 unregistered shares of our common stock, having a fair market value of $15.9 million based upon the daily last reported closing price for a share of our common stock on the 20 consecutive trading days immediately preceding the signing of the equity purchase agreement through, and including, July 25, 2008.
     The closing of this acquisition is conditioned upon (a) National Default Exchange, LP entering into a long-term services agreement with the Barrett Law Firm for the exclusive referral of mortgage default, foreclosure, litigation, bankruptcy and other mortgage default related files for processing, (b) termination of the waiting period under the Hart-Scott-Rodino Act, (c) the shares of common stock issued in the acquisition being listed on the New York Stock Exchange, and (d) satisfaction or waiver of other customary closing conditions. Upon completion of the acquisition, NDEx will become a subsidiary of APC and Michael Barrett will serve as president and chairman emeritus of NDEx.
          We expect to use a significant portion, or all, of the net proceeds from the sale of the shares in the private placement (as described below), along with debt from our credit facility, to finance the cash purchase price for NDEx.
     The foregoing description of the Equity Purchase Agreement is qualified in its entirety by reference to the full text of the Equity Purchase Agreement that is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Securities Purchase Agreement-Private Placement
     Also, on July 28, 2008, we signed a securities purchase agreement with 24 accredited investors consisting of funds and investment accounts managed or advised by TCS Capital Management, LLC, T. Rowe Price Associates, Inc., GLG Partners, L.P., Polar Securities, Inc., William Blair & Company, LLC or Shannon River Partners. Under the terms of the securities purchase agreement, we will sell an aggregate of 4,000,000 unregistered shares of our common stock for $16.00 per share. The New York Stock Exchange has approved the listing of these shares. The closing of this sale is conditioned upon the satisfaction or waiver of customary closing conditions and is expected to occur this week.
     In connection with this securities purchase agreement, we are obligated to file a registration statement covering the re-sale of the privately placed shares and to use our reasonable best efforts to cause the registration statement to be effective within 120 days of the closing. If the registration statement is not declared effective within 120 days of the closing and in certain other limited cases, we have agreed to pay the investors a cash penalty equal to 0.25% of each investor’s original purchase price for the shares still held by such investor each week until the registration statement is effective. This cash penalty is capped at 8.0% of each investor’s original purchase price for the shares still held by such investor.
     We expect to receive net proceeds of approximately $60.7 million from this private placement, a significant portion, or all, of which we intend to apply to the purchase of NDEx. We intend to use any remaining proceeds of this private placement for other acquisitions, working capital and other general corporate purposes.
     Allen & Co, LLP and Craig Hallum Capital Group, LLC served as exclusive placement agents for this offering. We have agreed to pay our placement agents approximately $3.2 million, or 5.0% of the total offering price of $64.0 million, in the aggregate. In addition, we have agreed to reimburse Allen & Co., LLP and Craig Hallum Capital Group, LLC up to $100,000 and $25,000, respectively, for their reasonable expenses.
     The foregoing description of the Securities Purchase Agreement is qualified in its entirety by reference to the full text of the Securities Purchase Agreement that is filed as Exhibit 10.1 hereto and incorporated herein by reference.
First Amendment to Second Amended and Restated Credit Agreement
     Also, on July 28, 2008, we and our consolidated subsidiaries signed a First Amendment to the Second Amended and Restated Credit Agreement with the syndicate of lenders who are party to that agreement. In addition to approving the acquisition of NDEx and waiving the requirement that we use 50% of the proceeds from the private placement to pay down indebtedness under the credit facility (both described above), the amendment (1) reduces the senior leverage ratio we and our consolidated subsidiaries are required to maintain as of the last day of each fiscal quarter from no more than 4.50 to 1.00 to no more than 3.50 to 1.00 and (2) increases the interest rate margins charged on the loans under the credit facility. While the amendment is effective as of July 28, 2008, if certain conditions subsequent are not satisfied by September 30, 2008, including, without limitation, the closing of the NDEx acquisition, the receipt of at least $60 million in net proceeds from the private placement and other customary conditions, the amendments described above will cease to have any force or effect and the credit facility will revert back to the existing provisions (except that, we and our consolidated subsidiaries will not in any event be required to use 50% of the proceeds from the private placement to pay down indebtedness under the credit facility). We paid approximately $296,000 in fees in connection with this amendment.
     The foregoing description of the First Amendment to the Second Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the First Amendment of the Second and Restated Agreement that is filed as Exhibit 10.2 hereto and incorporated herein by reference.
     On July 28, 2008, we issued a press release announcing that we have entered into the material agreements described in this Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1.
Item 3.02 Unregistered Sales of Equity Securities
     The information included in Item 1.01 above regarding the equity purchase agreement we entered into to purchase NDEx and the securities purchase agreement we entered into for the private placement is incorporated herein by reference. Under the terms of the equity purchase agreement, we are obligated to issue 825,528 unregistered shares of our common stock to the sellers of NDEx, or their designees, at the closing of the acquisition.

Under the terms of the securities purchase agreement, we are obligated to sell 4,000,000 shares of our common stock to 24 accredited investors at the closing of the private placement.
     We are relying on an exemption from registration provided by Rule 506 of the Securities Act of 1933. We did not engage in any public advertising or general solicitation. We have agreed to sell the shares only to purchasers who each represented to us that he, she or it is an “accredited investor” within the meaning of Rule 501 of the Act. Each purchaser has agreed that it is acquiring the shares for investment purposes only and not with a present intention for distributing the shares. Appropriate legends will be affixed to the certificates or distribution statements evidencing the shares. The recipients of the shares have had adequate access to information about us.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Exhibits
2.1*	Equity Purchase Agreement among the Company, APC and the Sellers of NDEx dated July 28, 2008

10.1	Securities Purchase Agreement among the Company and the Purchasers named therein dated July 28, 2008

10.2	First Amendment to Second Amended and Restated Credit Agreement with the Company, its consolidated subsidiaries and a syndicate of lenders dated July 28, 2008

99.1	Press Release of Company dated July 28, 2008

*	The schedules to the Equity Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally to the SEC, upon request, a copy of the omitted schedules.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLAN MEDIA COMPANY

By:	/s/ Scott J. Pollei Name: Scott J. Pollei
Its: Executive Vice President and Chief Financial Officer
Dated: July 28, 2008

7

Exhibit Index

Exhibit
Number	Description of Exhibits
2.1	Equity Purchase Agreement among the Company, APC and the Sellers of NDEx dated July 28, 2008

10.1	Securities Purchase Agreement between the Company and the Purchasers named therein dated July 28, 2008

10.2	First Amendment to Second Amended and Restated Credit Agreement with the Company, its consolidated subsidiaries and a syndicate of lenders dated July 28, 2008

99.1	Press Release of Company dated July 28, 2008